                                               Filed Pursuant to Rule 424(b)(2)
                                                    Registration No. 333-38931

PROSPECTUS SUPPLEMENT
(to prospectus dated December 1, 1997)

                                 $1,000,000,000
                       SALOMON SMITH BARNEY HOLDINGS INC.
                              6.50% Notes due 2008

                            ------------------------

     The notes offered by this prospectus supplement will mature on February 15, 2008. The notes will bear interest at a fixed rate of 6.50% per annum. Interest on the notes is payable semiannually on February 15 and August 15 of each year, beginning August 15, 2001. The notes may not be redeemed prior to maturity, unless changes involving United States taxation occur which could require Salomon Smith Barney Holdings to pay additional amounts as described under "Description of Notes."

     The notes are being offered globally for sale in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. Application has been made to list the notes on the Luxembourg Stock Exchange.

     Neither the Securities and Exchange Commission nor any state securities commission nor the Luxembourg Stock Exchange has approved or disapproved of these notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

                                                              PER NOTE       TOTAL
                                                              --------    ------------
Public Offering Price.......................................   99.332%    $993,320,000

Underwriting Discount.......................................     .400%    $  4,000,000

Proceeds to Salomon Smith Barney Holdings (before
  expenses).................................................   98.932%    $989,320,000

     Interest on the notes will accrue from February 6, 2001 to the date of delivery. Net proceeds to Salomon Smith Barney Holdings (after expenses) are expected to be approximately $989,145,000.

                            ------------------------

     The underwriters are offering the notes subject to various conditions. The underwriters expect that the notes will be ready for delivery in book-entry form only through The Depository Trust Company, Clearstream or Euroclear on or about February 6, 2001.

                            ------------------------

                              SALOMON SMITH BARNEY

ABN AMRO INCORPORATED                             BANC OF AMERICA SECURITIES LLC
BANC ONE CAPITAL MARKETS, INC.                          BEAR, STEARNS & CO. INC.
BLAYLOCK & PARTNERS, L.P.                           FIRST UNION SECURITIES, INC.
MCDONALD INVESTMENTS INC.                                    MERRILL LYNCH & CO.
JP MORGAN                                        UTENDAHL CAPITAL PARTNERS, L.P.

January 30, 2001

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
  PROSPECTUS SUPPLEMENT
  Salomon Smith Barney Holdings...............................   S-4
  Selected Historical Financial Data..........................   S-4
  Capitalization..............................................   S-5
  Ratio of Earnings to Fixed Charges..........................   S-5
  Use of Proceeds.............................................   S-5
  Description of Notes........................................   S-6
  United States Federal Income Tax Considerations for
    Non-United States Holders.................................  S-16
  Underwriting................................................  S-18
  Directors and Executive Officers of Salomon Smith Barney
    Holdings..................................................  S-20
  Legal Opinions..............................................  S-20
  General Information.........................................  S-21
  PROSPECTUS
  Prospectus Summary..........................................     2
  The Company.................................................     6
  Ratio of Earnings to Fixed Charges..........................     6
  The Offered Securities......................................     6
  Description of Debt Securities..............................     7
  Description of Index Warrants...............................    15
  Limitations on Issuance of Bearer Securities and Bearer
    Warrants..................................................    19
  European Monetary Union.....................................    20
  Use of Proceeds and Hedging.................................    21
  Plan of Distribution........................................    21
  ERISA Matters...............................................    23
  Experts.....................................................    24
  Legal Matters...............................................    24
  Available Information.......................................    25
  Incorporation of Certain Documents by Reference.............    25

                            ------------------------

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Salomon Smith Barney Holdings has not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Salomon Smith Barney Holdings is not making an offer to sell the notes in any jurisdiction where their offer and sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information Salomon Smith Barney Holdings previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate only as of the date of the applicable document.
                            ------------------------

     This prospectus supplement and the accompanying prospectus include information provided in order to comply with the rules governing the listing of securities on the Luxembourg Stock Exchange. Salomon Smith Barney Holdings is responsible for the accuracy of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Salomon Smith Barney Holdings confirms, after reasonable inquiry, that to the best of its knowledge and belief it has not omitted any other fact that would make any statement contained or incorporated by reference in this prospectus supplement misleading in any material respect.

     THE LUXEMBOURG STOCK EXCHANGE TAKES NO RESPONSIBILITY FOR THE CONTENTS OF THIS DOCUMENT, MAKES NO REPRESENTATION AS TO ITS ACCURACY OR COMPLETENESS AND EXPRESSLY DISCLAIMS ANY LIABILITY WHATSOEVER FOR ANY LOSS HOWSOEVER ARISING FROM OR IN RELIANCE UPON THE WHOLE OR ANY PART OF THE CONTENTS OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

     The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. If you possess this prospectus supplement and the accompanying prospectus, you should find out about and observe these restrictions. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. See "Underwriting."

                         SALOMON SMITH BARNEY HOLDINGS

     Salomon Smith Barney Holdings is a holding company that provides investment banking, securities and commodities trading, brokerage, asset management and other financial services through its subsidiaries. Salomon Smith Barney Holdings is a subsidiary of Citigroup Inc., a diversified financial services holding company. Salomon Smith Barney Holdings, a New York corporation, was incorporated in 1977.

     The principal office of Salomon Smith Barney Holdings is located at 388 Greenwich Street, New York, New York 10013, and its telephone number is (212) 816-6000.

                       SELECTED HISTORICAL FINANCIAL DATA

     We are providing or incorporating by reference in this prospectus supplement selected historical financial information of Salomon Smith Barney Holdings. All periods have been restated where appropriate to reflect the merger of Salomon Inc with a subsidiary of Travelers Group Inc. on November 28, 1997, which was accounted for as a pooling of interests. We derived this information from the consolidated financial statements of Salomon Smith Barney Holdings, after giving effect to the Salomon Inc merger, for each of the periods presented. The information is only a summary and should be read together with the financial information incorporated by reference in this prospectus supplement, copies of which can be obtained free of charge. See "Prospectus Summary -- Where You Can Find More Information" on page 5 of the accompanying prospectus.

     In addition, you may receive copies of all of Salomon Smith Barney Holdings' filings with the SEC that are incorporated by reference in this prospectus supplement free of charge at the office of Salomon Smith Barney Holdings' Luxembourg listing agent, Kredietbank S.A. Luxembourgeoise, currently located at 43 Boulevard Royal, L-2955 Luxembourg.

     The consolidated audited annual financial statements of Salomon Smith Barney Holdings for the fiscal years ended December 31, 1998 and 1999, and its consolidated unaudited financial statements for the periods ending September 30, 1999 and 2000, are incorporated herein by reference. These statements are obtainable free of charge at the office of Salomon Smith Barney Holdings' Luxembourg listing agent, at the address set forth in the preceding paragraph.

                               AT OR FOR THE NINE
                                  MONTHS ENDED
                                  SEPTEMBER 30,             AT OR FOR THE YEAR ENDED DECEMBER 31,
                               -------------------   ----------------------------------------------------
                                 2000       1999       1999       1998       1997       1996       1995
                               --------   --------   --------   --------   --------   --------   --------
                                   (UNAUDITED)
                                                         (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA:
  Total revenues.............  $ 22,770   $ 17,280   $ 23,438   $ 20,673   $ 21,477   $ 18,843   $ 17,487
  Total revenues, net of
    interest expense.........    12,422     10,197     13,757      9,207     10,947     10,668      8,690
  Income from continuing
    operations...............     2,342      2,063      2,812        818      1,145      1,865      1,108
  Net income.................     2,342      2,063      2,812        818      1,145      1,500      1,052
BALANCE SHEET DATA:
  Total assets...............  $249,335   $212,837   $223,834   $211,901   $276,620   $246,114   $229,387
  Long-term debt.............    20,273     19,119     18,821     20,151     19,074     15,748     14,930
  Total liabilities and
    stockholders' equity.....   249,335    212,837    223,834    211,901    276,620    246,114    229,387

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of Salomon Smith Barney Holdings at September 30, 2000 and as adjusted to give effect to the issuance and sale of the notes and the assumed application of the proceeds therefrom to the repayment of short-term borrowings. No other change in the consolidated capitalization of Salomon Smith Barney Holdings since September 30, 2000 is reflected in the table. As of the date of this prospectus supplement, there has been no material change in the consolidated capitalization of Salomon Smith Barney Holdings since September 30, 2000.

                                                                  AT SEPTEMBER 30, 2000
                                                                --------------------------
                                                                OUTSTANDING    AS ADJUSTED
                                                                -----------    -----------
                                                                  (DOLLARS IN MILLIONS)
Short term borrowings.......................................      $22,741        $21,741
Notes payable...............................................           10             10
Long-term debt..............................................       20,263         21,263
                                                                  -------        -------
     Total debt.............................................       43,014         43,014
                                                                  -------        -------
Salomon Smith Barney Holdings Inc. -- obligated mandatorily
  redeemable securities of subsidiary trusts holding solely
  junior subordinated debt securities of Salomon Smith
  Barney Holdings Inc.(1)...................................          745            745
Stockholder's equity:
  Common stock(2) and additional paid-in capital............        1,838          1,838
  Retained earnings.........................................        8,843          8,843
  Cumulative translation adjustment.........................            6              6
                                                                  -------        -------
     Total stockholder's equity.............................       10,687         10,687
                                                                  -------        -------
Total capitalization........................................      $54,446        $54,446
                                                                  =======        =======

----------------

(1) The assets of the subsidiary trusts consist of subordinated debt securities of Salomon Smith Barney Holdings of: $355,670,000 9.25% subordinated debt securities due June 30, 2026 and $412,372,000 7.20% subordinated debt securities due January 28, 2038.

(2) Par value $.01 per share: 1,000 shares authorized; 1,000 shares issued and outstanding.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Salomon Smith Barney Holdings' ratios of earnings to fixed charges (Salomon Smith Barney Holdings has no outstanding preferred stock) since 1995 are as follows:

                                          NINE MONTHS ENDED         YEAR ENDED DECEMBER 31,
                                            SEPTEMBER 30,     ------------------------------------
                                                2000          1999    1998    1997    1996    1995
                                          -----------------   ----    ----    ----    ----    ----
Ratio of earnings to fixed charges....          1.35          1.46    1.11    1.17    1.37    1.20

                                USE OF PROCEEDS

     Salomon Smith Barney Holdings will use the net proceeds it receives from the sale of the notes for general corporate purposes, which may include (1) the reduction or refinancing of borrowings of Salomon Smith Barney Holdings or its subsidiaries and/or (2) capital contributions to subsidiaries of Salomon Smith Barney Holdings. Salomon Smith Barney Holdings expects to incur additional indebtedness in the future.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the notes supplements the description of the general terms of Debt Securities set forth in the accompanying prospectus. It is important for you to consider the information contained in the accompanying prospectus and this prospectus supplement before making your decision to invest in the notes. If any specific information regarding the notes in this prospectus supplement is inconsistent with the more general terms of the notes described in the prospectus, you should rely on the information contained in this prospectus supplement.

GENERAL

     The notes offered pursuant to this prospectus supplement are a series of senior debt securities issued under Salomon Smith Barney Holdings' senior debt indenture. The notes will initially be limited to an aggregate principal amount of $1,000,000,000. The notes will be issued only in fully registered form without coupons, in denominations of $1,000 and whole multiples of $1,000. All the notes are unsecured obligations of Salomon Smith Barney Holdings and will rank equally with all other unsecured senior indebtedness of Salomon Smith Barney Holdings, whether currently existing or hereinafter created.

     As of the date of this prospectus supplement, Salomon Smith Barney Holdings may offer an aggregate principal amount of $257,840,645 of additional debt securities under the registration statement of which this prospectus supplement and the accompanying prospectus form a part. Salomon Smith Barney Holdings may, without notice to or consent of the holders or beneficial owners of the notes, issue additional notes having the same ranking, interest rate, maturity and other terms as the notes. Any such additional notes issued could be considered part of the same series of notes under the indenture as the notes.

     The notes are not redeemable prior to maturity, except upon the occurrence of the tax events described below. See "-- Redemption for Tax Purposes." The redemption price for the notes will be 100% of the principal amount thereof plus accrued interest to the date of the redemption. The notes are not subject to any sinking fund.

     The notes will bear interest at a fixed rate per year of 6.50%, starting on February 6, 2001 and ending on their maturity date, which is February 15, 2008. Interest on the notes will be payable semiannually on February 15 and August 15 of each year, starting on August 15, 2001. All payments of interest on the notes will be made to the persons in whose names the notes are registered on the January 31 or July 31 preceding the interest payment date. The amount of the interest payment on August 15, 2001 will be $34.125 per $1,000 principal amount.

     Interest will be calculated on the basis of a 360-day year comprised of twelve 30-day months. All dollar amounts resulting from this calculation will be rounded to the nearest cent.

     Payments of principal and interest on the notes issued in book-entry form will be made as described below under "-- Book-Entry Notes." Payments of principal and interest on notes issued in definitive form, if any, will be made as described below under "-- Definitive Notes and Paying Agents."

     The notes are subject to the defeasance provisions explained in the accompanying prospectus under "Description of Debt Securities -- Defeasance."

     If either a date for payment of principal or interest on the notes or the maturity date of the notes falls on a day that is not a Business Day, the related payment of principal or interest will be made on the next succeeding Business Day as if made on the date the payment was due. No interest will accrue on any amounts payable for the period from and after the date for payment of principal or interest on the notes or the maturity date of the notes. For these purposes, "Business Day" means any day which is a day on which commercial banks settle payments and are open for general business in The City of New York.

     The trustee under the senior debt indenture will be The Chase Manhattan Bank under an indenture dated as of January 18, 1994, as supplemented on November 28, 1997 and July 1, 1999 and as further supplemented from time to time. Section numbers in the The Chase Manhattan Bank indenture take the form of "1.01," "2.01" and so forth, rather than "101" and "201" and so forth. Section numbers in the accompanying prospectus should be read accordingly.

BOOK-ENTRY NOTES

  Book-Entry Notes; The Depository Trust Company

     Except under the limited circumstances described below, all notes will be book-entry notes. This means that the actual purchasers of the notes will not be entitled to have the notes registered in their names and will not be entitled to receive physical delivery of the notes in definitive (paper) form. Instead, upon issuance, all the notes will be represented by one or more fully registered global notes.

     Each global note will be deposited with The Depository Trust Company, a securities depositary, and will be registered in the name of DTC's nominee, Cede & Co. No global note representing book-entry notes may be transferred except as a whole by DTC to a nominee of DTC, or by a nominee of DTC to another nominee of DTC. Thus, DTC will be the only registered holder of the notes and will be considered the sole representative of the beneficial owners of the notes for purposes of the indenture.

     The registration of the global notes in the name of Cede & Co. will not affect beneficial ownership and is performed merely to facilitate subsequent transfers. The book-entry system, which is also the system through which most publicly traded common stock is held in the United States, is used because it eliminates the need for physical movement of securities certificates. The laws of some jurisdictions, however, may require some purchasers to take physical delivery of their notes in definitive form. These laws may impair the ability of holders to transfer book-entry notes.

     Purchasers of notes in the United States may hold interests in the global notes only through DTC, if they are participants in DTC. Purchasers may also hold interests indirectly through securities intermediaries -- such as banks, brokerage houses and other institutions that maintain securities accounts for customers -- that have accounts with DTC or its nominee. Purchasers of notes in Europe can hold interests in the global notes only through Clearstream Banking, societe anonyme, or through Euroclear Bank S.A./N.V., as operator of the Euroclear System, if they are participants in these systems or indirectly through organizations that are participants in these systems.

     Because DTC will be the only registered owner of the global notes, Clearstream and Euroclear will hold positions through their respective U.S. depositaries, which in turn will hold positions on the books of DTC. Citibank, N.A. will act as U.S. depositary for Clearstream, and The Chase Manhattan Bank will act as U.S. depositary for Euroclear. For information on how accounts of ownership of notes held through DTC are recorded, please refer to "Description of Debt Securities -- Global Securities" beginning on page 10 of the accompanying prospectus.

     DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

     Salomon Smith Barney Holdings, the trustee and all of their agents will not be liable for the accuracy of, or responsible for maintaining, supervising or reviewing, DTC's records or any participant's records relating to book-entry notes. Salomon Smith Barney Holdings, the trustee and all of their agents also will not be responsible or liable for payments made on account of the book-entry notes.

     In this prospectus supplement, unless and until definitive (paper) notes are issued to the beneficial owners as described below, all references to "holders" of notes shall mean DTC. Salomon Smith Barney Holdings, the trustee and any paying agent, transfer agent or registrar may treat DTC as the absolute owner of the notes for all purposes.

     Salomon Smith Barney Holdings will make all distributions of principal and interest on the notes to DTC. Salomon Smith Barney Holdings will send all required reports and notices solely to DTC as long as DTC is the registered holder of the notes. DTC and its participants are generally required by law to receive and transmit all distributions, notices and directions from Salomon Smith Barney Holdings and the trustee to the beneficial owners through a chain of intermediaries. Purchasers of the notes will not receive written confirmation from DTC of their purchases. However, beneficial owners of book-entry notes are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants or indirect participants through which they entered into the transaction.

     Similarly, Salomon Smith Barney Holdings and the trustee will accept notices and directions solely from DTC. Therefore, in order to exercise any rights of a holder of notes under the indenture, each person owning a beneficial interest in the notes must rely on the procedures of DTC and, in some cases, Clearstream or Euroclear. If the beneficial owner is not a participant in the applicable system, then it must rely on the procedures of the participant through which that person owns its interest. DTC has advised Salomon Smith Barney Holdings that it will take actions under the indenture only at the direction of its participants, which in turn will act only at the direction of the beneficial owners. Some of these actions, however, may conflict with actions DTC takes at the direction of other participants and beneficial owners.

     Notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners will be governed by arrangements among them.

     Book-entry notes may be more difficult to pledge because of the lack of a physical certificate. Beneficial owners may experience delays in receiving distributions on their notes since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner's account.

Clearstream

     Clearstream Banking, societe anonyme, was incorporated as a limited liability company under Luxembourg law. Clearstream is owned by Cedel International, societe anonyme, and Deutsche Borse AG. The shareholders of these two entities are banks, securities dealers and financial institutions.

     Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thus eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with Euroclear Bank S.A./N.V., the operator of the Euroclear System, to facilitate settlement of trades between Clearstream and Euroclear.

     As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream customers are limited to securities brokers and dealers and banks, and may include the underwriters for the notes. Other institutions that maintain a custodial relationship with a Clearstream customer may obtain indirect access to Clearstream. Clearstream is an indirect participant in DTC.

     Distributions with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream customers in accordance with its rules and procedures, to the extent received by Clearstream.

The Euroclear System

     The Euroclear System was created in 1968 to hold securities for participants of the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars and Japanese Yen. The Euroclear System provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below.

     The Euroclear System is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"), under contract with Euroclear Clearance System plc, a Belgian corporation (the "Euroclear Clearance System"). The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Euroclear Clearance System. The Euroclear Clearance System establishes policy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

     The Euroclear Operator is a Belgian bank. The Belgian Banking Commission regulates and examines the Euroclear Operator.

     The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

     - transfers of securities and cash within the Euroclear System;

     - withdrawal of securities and cash from the Euroclear System; and

     - receipts of payments with respect to securities in the Euroclear System.

     All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

     Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear Operator and by Euroclear.

     The foregoing information about DTC, Clearstream and Euroclear has been provided by each of them for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

     Global Clearance and Settlement Procedures

     Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way, in accordance with DTC's rules, and will be settled in immediately available funds using DTC's same-day funds settlement system. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way, in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected through DTC, in accordance with DTC's rules, on behalf of the relevant European international clearing system by the U.S. depositaries. However, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in this system in accordance with its rules and procedures and within its established deadlines, European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to DTC.

     Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. These credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear or Clearstream participants on that business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

     Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time.

     Distributions on Book-Entry Notes

     Salomon Smith Barney Holdings will make all distributions of principal and interest on book-entry notes to DTC. Upon receipt of any payment of principal or interest, DTC will credit the accounts of its participants on its book-entry registration and transfer system. DTC will credit those accounts in proportion to the participants' respective beneficial interests in the principal amount of the global note as shown on the records of DTC. Payments by participants to beneficial owners of book-entry notes will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

     Distributions on book-entry notes held beneficially through Clearstream will be credited to Clearstream participants, in accordance with Clearstream's rules and procedures, to the extent received by its U.S. depositary.

     Distributions on book-entry notes held beneficially through Euroclear will be credited to Euroclear participants, in accordance with the Euroclear Terms and Conditions, to the extent received by its U.S. depositary.

DEFINITIVE NOTES AND PAYING AGENTS

     If any of the events described under "Description of Debt
Securities -- Global Securities" on page 11 of the accompanying prospectus occurs, then the beneficial owners will be notified through the chain of intermediaries that definitive notes are available and notice will be published as described below under "Notices". Beneficial owners of book-entry notes will then be entitled (1) to receive physical delivery in certificated form of definitive notes equal in principal amount to their beneficial interest and (2) to have the definitive notes registered in their names. The definitive notes will be issued in denominations of $1,000 and whole multiples of $1,000 in excess of that amount. Definitive notes will be registered in the name or names of the person or persons DTC specifies in a written instruction to the registrar of the notes. DTC may base its written instruction upon directions it receives from its participants. Thereafter, the registered holders of the definitive notes appearing in the register of note holders maintained by the registrar will be recognized as the "holders" of the notes under the indenture.

     The indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive note, so long as the applicant furnishes to Salomon Smith Barney Holdings and the trustee such security or indemnity and such evidence of ownership as they may require.

     In the event definitive notes are issued, the holders of definitive notes will be able to receive payments of principal and interest on their notes at the office of Salomon Smith Barney Holdings' paying agent maintained in the Borough of Manhattan, and, if the notes are then listed on the Luxembourg Stock Exchange, at the offices of the paying agent in Luxembourg. Payment of principal of a definitive note may be made only against surrender of the note to one of Salomon Smith Barney Holdings' paying agents. Salomon Smith Barney Holdings has the option, however, of making payments of interest by mailing checks to the address of the holder appearing in the register of note holders maintained by the registrar.

     Salomon Smith Barney Holdings' paying agent in the Borough of Manhattan and registrar for the notes is currently the corporate trust office of The Chase Manhattan Bank, located at 450 West 33rd Street, 15th Floor, New York, New York, 10001. Salomon Smith Barney Holdings' paying agent and transfer agent in Luxembourg is Kredietbank, currently located at 43 Boulevard Royal, L-2955 Luxembourg. As long as the notes are listed on the Luxembourg Stock Exchange, Salomon Smith Barney Holdings will maintain a paying agent and transfer agent in Luxembourg. Notice of any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg. See "-- Notices."

     In the event definitive notes are issued, the holders of definitive notes will be able to transfer their notes, in whole or in part, by surrendering the notes for registration of transfer at the office of The Chase Manhattan Bank and, so long as notes are listed on the Luxembourg Stock Exchange, at the offices of the paying agent in Luxembourg, duly endorsed by or accompanied by a written instrument of transfer in form satisfactory to Salomon Smith Barney Holdings and the securities registrar. A form of such instrument of transfer will be obtainable at the office of The Chase Manhattan Bank and the Luxembourg paying agent. Upon surrender, Salomon Smith Barney Holdings will execute, and the trustee will authenticate and deliver new notes to the designated transferee in the amount being transferred, and a new note for any amount not being transferred will be issued to the transferor. Salomon Smith Barney Holdings will not charge any fee for the registration of transfer or exchange, except that Salomon Smith Barney Holdings may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

NOTICES

     Notices to holders of the notes will be made by first class mail, postage prepaid, to the addresses that appear on the register of Salomon Smith Barney Holdings. So long as the notes are listed on the Luxembourg Stock Exchange, notices will also be made by publication in an authorized newspaper in Luxembourg, which is expected to be the Luxemburger Wort. Any notice will be deemed to have been given on the date of publication or, if published more than once, on the date of the first publication.

GOVERNING LAW

     The senior debt indenture and the notes for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

PAYMENT OF ADDITIONAL AMOUNTS

Obligation to Pay Additional Amounts

     Salomon Smith Barney Holdings will pay additional amounts to the beneficial owner of any note that is a non-United States person in order to ensure that every net payment on such note will not be less, due to payment of U.S. withholding tax, than the amount then due and payable. For this purpose, a "net payment" on a note means a payment by Salomon Smith Barney Holdings or a paying agent, including payment of principal and interest, after deduction for any present or future tax, assessment or other governmental charge of the United States. These additional amounts will constitute additional interest on the note.

Exceptions

     Salomon Smith Barney Holdings will not be required to pay additional amounts, however, in any of the circumstances described in items (1) through
(12) below.

      (1) Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:

           - having a relationship with the United States as a citizen, resident or otherwise;

           - having had such a relationship in the past or

           - being considered as having had such a relationship.

      (2) Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:

           - being treated as present in or engaged in a trade or business in the United States;

           - being treated as having been present in or engaged in a trade or business in the United States in the past or

           - having or having had a permanent establishment in the United
             States.

      (3) Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner being or having been a:

           - personal holding company;

           - foreign personal holding company;

           - foreign private foundation or other foreign tax-exempt organization;

           - passive foreign investment company;

           - controlled foreign corporation or

           - corporation which has accumulated earnings to avoid United States federal income tax.

      (4) Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner owning or having owned, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Salomon Smith Barney Holdings entitled to vote.

For purposes of items (1) through (4) above, "beneficial owner" means a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership, limited liability company, corporation or other entity, or a person holding a power over an estate or trust administered by a fiduciary holder.

      (5) Additional amounts will not be payable to any beneficial owner of a note that is a:

           - fiduciary;

           - partnership;

           - limited liability company or

           - other fiscally transparent entity

          or that is not the sole beneficial owner of the note, or any portion of the note. However, this exception to the obligation to pay additional amounts will only apply to the extent that a beneficiary or settlor in relation to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment.

      (6) Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the failure of the beneficial owner or any other person to comply with applicable certification, identification, documentation or other information reporting requirements. This exception to the obligation to pay additional amounts will only apply if compliance with such reporting requirements is required by statute or regulation of the United States or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge.

      (7) Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is collected or imposed by any method other than by withholding from a payment on a note by Salomon Smith Barney Holdings or a paying agent.

      (8) Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for by Salomon Smith Barney Holdings, whichever occurs later.

      (9) Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of the presentation by the beneficial owner of a note for payment more than 30 days after the date on which such payment becomes due or is duly provided for by Salomon Smith Barney Holdings, whichever occurs later.

     (10) Additional amounts will not be payable if a payment on a note is reduced as a result of any:

           - estate tax;

           - inheritance tax;

           - gift tax;

           - sales tax;

           - excise tax;

           - transfer tax;

           - wealth tax;

           - personal property tax or

           - any similar tax, assessment or other governmental charge.

     (11) Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment, or other governmental charge required to be withheld by any paying agent from a payment of principal or interest on a note if such payment can be made without such withholding by any other paying agent.

     (12) Additional amounts will not be payable if a payment on a note is reduced as a result of any combination of items (1) through (11) above.

     Except as specifically provided under "Payment of Additional Amounts" and under "Redemption for Tax Purposes" below, Salomon Smith Barney Holdings will not be required to make any payment of any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of any government.

Relevant Definitions

     As used in this prospectus supplement, "United States person" means:

     - any individual who is a citizen or resident of the United States;

     - any corporation, partnership or other entity created or organized in or under the laws of the United States;

     - any estate if the income of such estate falls within the federal income tax jurisdiction of the United States regardless of the source of such income and

     - any trust if a United States court is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of the trust.

     Additionally, "non-United States person" means a person who is not a United States person, and "United States" means the United States of America, including the States and the District of Columbia, its territories, its possessions and other areas within its jurisdiction.

REDEMPTION FOR TAX PURPOSES

Redemption Procedure

     Salomon Smith Barney Holdings may, at its option, redeem the notes as a whole, but not in part, on not less than 30 nor more than 60 days' prior notice, only in the circumstances described in items (1) or (2) below under "Redemption Circumstances." To redeem, Salomon Smith Barney Holdings must pay a redemption price equal to 100% of the principal amount of the notes, together with accrued interest to the redemption date.

Redemption Circumstances

     There are two sets of circumstances in which Salomon Smith Barney Holdings may redeem the notes in the manner described above under "Redemption Procedure:"

     (1) Salomon Smith Barney Holdings may redeem the notes if:

        - Salomon Smith Barney Holdings becomes or will become obligated to pay additional amounts as described under "Payment of Additional Amounts" above;

        - the obligation to pay additional amounts arises as a result of any change in the laws, regulations or rulings of the United States, or an official position regarding the application or interpretation of such laws, regulations or rulings, which change is announced or becomes effective on or after the date of this prospectus supplement and

        - Salomon Smith Barney Holdings determines, in its business judgment, that the obligation to pay those additional amounts cannot be avoided by the use of reasonable measures available to it, other than substituting the obligor under the notes or taking any action that would entail a material cost to Salomon Smith Barney Holdings.

     (2) Salomon Smith Barney Holdings may also redeem the notes if:

        - any act is taken by a taxing authority of the United States on or after the date of this prospectus supplement, whether or not such act is taken in relation to Salomon Smith Barney Holdings or any affiliate, that results in a substantial probability that Salomon Smith Barney Holdings will or may be required to pay additional amounts as described under "Payment of Additional Amounts" above;

        - Salomon Smith Barney Holdings determines, in its business judgment, that the obligation to pay those additional amounts cannot be avoided by the use of reasonable measures available to it, other than substituting the obligor under the notes or taking any action that would entail a material cost to Salomon Smith Barney Holdings and

        - Salomon Smith Barney Holdings receives an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that Salomon Smith Barney Holdings will or may be required to pay the additional amounts described under "Payment of Additional Amounts" above, and delivers to the trustee a certificate, signed by a duly authorized officer, stating that based on such opinion Salomon Smith Barney Holdings is entitled to redeem the notes pursuant to their terms.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
                         FOR NON-UNITED STATES HOLDERS

     The following is a general summary of United States federal income tax considerations that may be relevant to a beneficial owner of notes that is not a United States person (a "non-United States holder"). The summary is based on laws, regulations, rulings and decisions now in effect, all of which may change, possibly with retroactive effect. This summary deals only with beneficial owners that will hold notes as capital assets. This summary does not address all of the United States federal income tax considerations that may be relevant to non-United States holders. For example, this summary does not address tax considerations applicable to investors to whom special tax rules may apply, including:

     - banks;

     - tax-exempt entities;

     - insurance companies;

     - regulated investment companies;

     - common trust funds;

     - dealers in securities or currencies; or

     - persons that will hold the notes as a hedge or hedged against currency risk or as a part of an integrated investment, including a "straddle" or "conversion transaction," comprised of a note and one or more other positions.

     Prospective investors should consult their tax advisors in determining the particular United States federal income tax consequences to them of the acquisition, ownership and disposition of the notes, as well as the application of state, local, foreign or other tax laws.

     Under current United States federal income tax law:

     - withholding of United States federal income tax will not apply to a payment on a note to a non-United States holder, provided that,

        (1) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Salomon Smith Barney Holdings entitled to vote and is not a controlled foreign corporation related to Salomon Smith Barney Holdings through stock ownership and

        (2) the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a non-United States holder in compliance with applicable requirements, and satisfies documentary evidence requirements for establishing that it is a non-United States holder; and

     - a non-United States holder will not be subject to United States federal income tax on gain realized on the sale, exchange, retirement or other taxable disposition of a note, unless, in the case of an individual, such holder is present in the United States for 183 days or more in the taxable year of the retirement or disposition and certain other conditions are met.

     Despite the above, a non-United States holder that is subject to United States federal income taxation on a net income basis generally will be taxable under the same rules that govern the taxation of a United States holder receiving or accruing interest on a note or realizing or recognizing gain or loss on the sale, exchange, retirement or other taxable disposition of a note. Special rules might also apply to a non-United States holder that is a qualified resident of a country with which the United States has an income tax treaty.

     United States information reporting requirements and backup withholding tax will not apply to payments on a note if the beneficial owner (1) certifies its non-U.S. status under penalties of perjury or satisfies documentary evidence requirements for establishing that it is a non-United States person, or (2) otherwise establishes an exemption.

     Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a foreign broker, provided that such broker

     - derives less than 50% of its gross income for particular periods from the conduct of a trade or business in the United States;

     - is not a controlled foreign corporation for United States federal income tax purposes; and

     - is not a foreign partnership that, at any time during its taxable year, is 50% or more, by income or capital interest, owned by United States holders or is engaged in the conduct of a U.S. trade or business.

     Backup withholding tax will also not apply to the payment of the proceeds of the sale of a note effected outside the United States by a foreign office of any other foreign or U.S. broker. However, information reporting requirements will be applicable to such payment unless (1) such broker has documentary evidence in its records that the beneficial owner is a non-United States person and other conditions are met or (2) the beneficial owner otherwise establishes an exemption.

     Information reporting requirements and backup withholding tax will apply to the payment of the proceeds of a sale of a note by the U.S. office of a broker, unless the beneficial owner certifies its non-U.S. person status under penalties of perjury or otherwise establishes an exemption.

     For purposes of applying the above rules for non-United States holders to an entity that is treated as fiscally transparent, e.g., a partnership or trust, the beneficial owner means each of the ultimate beneficial owners of the entity.

                                  UNDERWRITING

     The terms and conditions set forth in the terms agreement dated January 30, 2001, which incorporates by reference the underwriting agreement basic provisions dated December 1, 1997, govern the sale and purchase of the notes. The terms agreement and the underwriting agreement basic provisions are referred to together as the underwriting agreement. Each underwriter named below has severally agreed to purchase, and Salomon Smith Barney Holdings has agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.

                                                              PRINCIPAL AMOUNT
UNDERWRITER                                                       OF NOTES
-----------                                                   ----------------
Salomon Smith Barney Inc....................................   $  875,000,000
ABN AMRO Incorporated.......................................       12,500,000
Banc of America Securities LLC..............................       12,500,000
Banc One Capital Markets, Inc. .............................       12,500,000
Bear, Stearns & Co. Inc. ...................................       12,500,000
Blaylock & Partners, L.P. ..................................       12,500,000
Chase Securities Inc. ......................................       12,500,000
First Union Securities, Inc. ...............................       12,500,000
McDonald Investments Inc., A KeyCorp Company ...............       12,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........       12,500,000
Utendahl Capital Partners, L.P. ............................       12,500,000
                                                               --------------
     Total..................................................   $1,000,000,000
                                                               ==============

     The underwriting agreement provides that the obligations of the underwriters to purchase the notes are subject to the approval of legal matters by their counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

     The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to certain dealers at the public offering price less a concession not to exceed 0.250% of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a concession not to exceed 0.200% of the principal amount of the notes on sales to other dealers. After the public offering, the underwriters may change the public offering price and the concessions.

     Salomon Smith Barney Holdings has agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act of 1933, relating to material misstatements and omissions.

     In accordance with Regulation M of the United States Securities Exchange Act of 1934, the underwriters may over-allot or effect transactions that stabilize or cover, each of which is described below.

     - Over-allotment involves syndicate sales in excess of the offering size, which creates a short position for the underwriters.

     - Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions.

     The underwriters may also impose a penalty bid. Penalty bids permit an underwriter to reclaim a selling concession from a syndicate member when that underwriter, in covering syndicate short positions or making stabilizing purchases, purchases notes originally sold by that syndicate member.

     These transactions may cause the price of the notes to be higher than would otherwise be the case in the absence of such transactions. The underwriters are not required to engage in any of these activities and may end any of these activities at any time.

     We estimate that the total expenses of this offering will be $175,000.

     The notes are a new issue of securities with no established trading market. Salomon Smith Barney Holdings has applied for listing of the notes on the Luxembourg Stock Exchange. Salomon Smith Barney Holdings has been advised by the underwriters that they presently intend to make a market in the notes, as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the notes and may discontinue any market making at any time at their sole discretion. Accordingly, Salomon Smith Barney Holdings can make no assurance as to the liquidity of, or trading market for, the notes.

     The underwriters and their affiliates may engage in transactions (which may include commercial banking transactions) with, and perform services for, Salomon Smith Barney Holdings or one or more of its affiliates in the ordinary course of business. The Chase Manhattan Bank, the trustee, is an affiliate of Chase Securities Inc., one of the underwriters.

     Salomon Smith Barney Inc., the lead manager for this offering, is a subsidiary of Salomon Smith Barney Holdings. Accordingly, the offering of the notes will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the NASD.

     This prospectus supplement, together with the accompanying prospectus, may also be used by Salomon Smith Barney Holdings' broker-dealer subsidiaries or affiliates in connection with offers and sales of the notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of these subsidiaries or affiliates may act as principal or agent in such transactions.

     The notes are being offered globally for sale in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

     Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page of this document.

     The underwriters have agreed that they will not offer, sell or deliver any of the notes, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction, except when to the best knowledge and belief of the underwriters it is permitted under applicable laws and regulations. In so doing, the underwriters will not impose any obligations on Salomon Smith Barney Holdings, except as set forth in the underwriting agreement.

     Each underwriter has represented and agreed that:

     - it has not offered or sold, and, prior to the expiration of the period of six months from the closing date for the issuance of the notes, will not offer or sell any notes to persons in the United Kingdom, except to those persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, as principal or agent, for the purposes of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended;

     - it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom;

     - it has only issued or passed on, and will only issue or pass on, in the United Kingdom any document received by it in connection with the issue or sale of the notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom the document may otherwise lawfully be issued or passed on;

     - it will not offer or sell any notes directly or indirectly in Japan or to, or for the benefit of, any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person except under circumstances which will result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant governmental and regulatory authorities in effect at the relevant time. For purposes of this paragraph, "Japanese person" means any person resident in Japan, including any corporation or other entity organized under the laws of Japan;

     - it is aware of the fact that no German selling prospectus (Verkaufsprospekt) has been or will be published in respect of the sale of the notes and that it will comply with the Securities Selling Prospectus Act (the "SSPA") of the Federal Republic of Germany (Wertpapier-Verkaufsprospektgesetz). In particular, each underwriter has undertaken not to engage in a public offering (offentliche Anbieten) in the Federal Republic of Germany with respect to any notes otherwise than in accordance with the SSPA and any other act replacing or supplementing the SSPA and all other applicable laws and regulations;

     - the notes are being issued and sold outside the Republic of France and that, in connection with their initial distribution, it has not offered or sold and will not offer or sell, directly or indirectly, any notes to the public in the Republic of France, and that it has not distributed and will not distribute or cause to be distributed to the public in the Republic of France this prospectus supplement, the accompanying prospectus or any other offering material relating to the notes; and

     - it and each of its affiliates have not offered or sold, and will not offer or sell, the notes by means of any document to persons in Hong Kong other than persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent or otherwise in circumstances which do not constitute an offer to the public within the meaning of the Hong Kong Companies Ordinance (Chapter 32 of the Laws of Hong Kong).

       DIRECTORS AND EXECUTIVE OFFICERS OF SALOMON SMITH BARNEY HOLDINGS

     The members of the board of directors of Salomon Smith Barney Holdings are Michael A. Carpenter and Deryck C. Maughan. The executive officers of Salomon Smith Barney Holdings are Michael A. Carpenter, Thomas G. Maheras, Eduardo G. Mestre, Paul Underwood, Frank Bisignano, Jay Mandelbaum, Barbara A. Yastine, Michael J. Day, Joan Guggenheimer and Mark I. Kleinman. The business address of each director and executive officer of Salomon Smith Barney Holdings in such capacities is 388 Greenwich Street, New York, New York 10013.

                                 LEGAL OPINIONS

     The validity of the notes will be passed upon for Salomon Smith Barney Holdings by Marcy Engel, Esq., Deputy General Counsel of Salomon Smith Barney Holdings, and for the underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York. Cleary, Gottlieb, Steen & Hamilton, New York, New York, has acted as special tax counsel to Salomon Smith Barney Holdings in connection with tax matters related to the issuance of the notes. Ms. Engel beneficially owns, or has rights to acquire under Salomon Smith Barney Holdings's employee benefit plans, an aggregate of less than 1% of Salomon Smith Barney Holdings' common stock. Cleary, Gottlieb, Steen & Hamilton has from time to time acted as counsel for Salomon Smith Barney Holdings and its affiliates and may do so in the future.

                              GENERAL INFORMATION

     Application has been made to list the notes on the Luxembourg Stock Exchange. In connection with the listing application, the certificate of incorporation and the by-laws of Salomon Smith Barney Holdings and a legal notice relating to the issuance of the notes will be deposited prior to listing with Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg where copies thereof may be obtained. You may request copies of these documents together with this prospectus supplement, the accompanying prospectus, the underwriting agreement, the indenture and Salomon Smith Barney Holdings' current annual and quarterly reports, as well as all other documents incorporated by reference in this prospectus supplement, including future annual and quarterly reports, so long as any of the notes are outstanding.

     You can also request copies (free of charge) of (1) this prospectus supplement, the accompanying prospectus and the indenture, and (2) Salomon Smith Barney Holdings' annual, quarterly and current reports, as well as other documents incorporated by reference in this prospectus supplement, including future annual, quarterly and current reports, by following the directions under "Prospectus Summary -- Where You Can Find More Information" on page 5 of the accompanying prospectus. These documents will also be made available (free of charge) at the main office of Kredietbank, currently located at 43 Boulevard Royal, Luxembourg. Kredietbank will act as intermediary between the Luxembourg Stock Exchange and Salomon Smith Barney Holdings and the holders of the notes.

     As of the date of this prospectus supplement, there has been no material adverse change in the consolidated financial condition of Salomon Smith Barney Holdings since December 31, 1999.

     Neither Salomon Smith Barney Holdings nor any of its subsidiaries is involved in litigation, arbitration or administrative proceedings relating to claims or amounts that are material in the context of the issue of the notes. Salomon Smith Barney Holdings is not aware of any such litigation, arbitration or administrative proceedings pending or threatened.

     Salomon Smith Barney Holdings accepts responsibility for the information contained in this prospectus supplement and the accompanying prospectus.

     Resolutions relating to the issue and sale of the notes were adopted by the board of directors of Salomon Smith Barney Holdings on November 28, 1997 and by the Notes Committee of the board of directors dated as of January 30, 2001.

     The notes have been accepted for clearance through Euroclear and Clearstream and have been assigned Common Code No. 012433581, International Security Identification Number (ISIN) US79549BGP67 and CUSIP No. 79549BGP6.

                              PRINCIPAL OFFICE OF
                       SALOMON SMITH BARNEY HOLDINGS INC.

                              388 GREENWICH STREET
                            NEW YORK, NEW YORK 10013

                                    TRUSTEE

                            THE CHASE MANHATTAN BANK
                         450 WEST 33RD ST., 15TH FLOOR
                            NEW YORK, NEW YORK 10001

                    LUXEMBOURG STOCK EXCHANGE LISTING AGENT
                 AND LUXEMBOURG PAYING AGENT AND TRANSFER AGENT

                        KREDIETBANK S.A. LUXEMBOURGEOISE
                               43 BOULEVARD ROYAL
                               L-2955 LUXEMBOURG

                                 LEGAL ADVISERS

                  TO SALOMON SMITH BARNEY HOLDINGS INC. AS TO
                               UNITED STATES LAW

                               MARCY ENGEL, ESQ.
                             DEPUTY GENERAL COUNSEL
                       SALOMON SMITH BARNEY HOLDINGS INC.
                              388 GREENWICH STREET
                            NEW YORK, NEW YORK 10013
                      SPECIAL UNITED STATES TAX COUNSEL TO
                       SALOMON SMITH BARNEY HOLDINGS INC.

                       CLEARY, GOTTLIEB, STEEN & HAMILTON
                               ONE LIBERTY PLAZA
                            NEW YORK, NEW YORK 10006

                              TO THE UNDERWRITERS
                            AS TO UNITED STATES LAW

                       CLEARY, GOTTLIEB, STEEN & HAMILTON
                               ONE LIBERTY PLAZA
                            NEW YORK, NEW YORK 10006

           INDEPENDENT AUDITORS OF SALOMON SMITH BARNEY HOLDINGS INC.

                             PRICEWATERHOUSECOOPERS
                          1177 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036

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                                 $1,000,000,000

                              6.50% NOTES DUE 2008

                       SALOMON SMITH BARNEY HOLDINGS INC.

                            ------------------------
                             PROSPECTUS SUPPLEMENT

                                January 30, 2001

                            ------------------------

                              SALOMON SMITH BARNEY

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BLAYLOCK & PARTNERS, L.P.                           FIRST UNION SECURITIES, INC.
MCDONALD INVESTMENTS INC.                                    MERRILL LYNCH & CO.
JP MORGAN                                        UTENDAHL CAPITAL PARTNERS, L.P.

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